As filed with the Securities and Exchange Commission on August 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUNGE GLOBAL SA

(Exact name of registrant as specified in its charter)

Switzerland	98-1743397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 Route de Florissant 13,

1206 Geneva, Switzerland

(Address of Registered Office and Principal Executive Office)

1391 Timberlake Manor Parkway

Chesterfield, Missouri 63017

(Address of Corporate Headquarters) (Zip Code)

Bunge 2024 Long-Term Incentive Plan

(Full title of the plan)

Lisa Ware-Alexander, Esq.

Vice President, Deputy General Counsel and Corporate Secretary

Bunge Global SA

1391 Timberlake Manor Parkway

Chesterfield, Missouri, 63017

(Names and address of agent for service)

(314) 292-2000

(Telephone number, including area code, of agent for service)

With copies to:

Joel T. May

Krunal P. Shah

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, Georgia 30361

(404) 521-8967

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 25, 2024, subject to shareholder approval, the Board of Directors of Bunge Global SA, a Swiss Corporation (the “Company”), adopted the Bunge 2024 Long-Term Incentive Plan (the “Plan”). The Company’s shareholders subsequently approved the Plan at the Company’s 2024 Annual General Meeting of Shareholders held on May 15, 2024 (the “Effective Date”). As approved by shareholders, the Plan authorizes the issuance of 5,000,000 shares of the Company’s registered shares, par value $0.01 per share (the “Newly Authorized Shares”). The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of the Newly Authorized Shares under the Plan.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The documents containing the information concerning the Plan required by Part I of this Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not filed as part of this Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024 (including the portions of the Company’s Proxy Statement on Schedule 14A filed on April 5, 2024 that are incorporated by reference therein);

b)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, as filed with the SEC on April 24, 2024, and for the quarter ended June 30, 2024, as filed with the SEC on August 1, 2024;

c)	The Company’s Current Reports on Form 8-K filed with the SEC on March 6, 2024, March 26, 2024, April 16, 2024, May 16, 2024, and June 24, 2024; and

d)	The description of the Registered Shares contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024, including any amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated herein by reference.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Although this area of law is unsettled in Switzerland, the Registrant believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the Registrant may indemnify the members of its board of directors and its officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the member of the board of directors or officer concerned. The Registrant's articles of association make indemnification of members of the board of directors and officers and advancement of expenses to defend claims against members of the board of directors and officers mandatory on the part of the Registrant to the fullest extent allowed by Swiss law. Swiss law permits the Registrant, or each member of the board of directors or officer individually, to purchase and maintain insurance on behalf of such members of the board of directors and officers. The Registrant plans to obtain such insurance from one or more third party insurers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed herewith are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the Effective Date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4,1	Articles of Association (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K12G3 filed on November 1, 2023)

4.2	Organizational Regulations (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K12G3 filed on November 1, 2023)

4.3	Bunge 2024 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 16, 2024).

5.1	Opinion of Homburger AG, Swiss counsel to the Company, regarding the legality of the securities being registered.

23.1	Consent of Homburger AG (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, State of Missouri, on this 26th day of August 2024.

BUNGE GLOBAL SA
(Registrant)

By:	/s/ John Neppl
Name: John Neppl
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
Gregory A. Heckman	Chief Executive Officer and Director	August 26, 2024

*
John W. Neppl	Executive Vice President, Chief Financial Officer	August 26, 2024

*
J. Matt Simmons, Jr.	Controller and Principal Accounting Officer	August 26, 2024

*
Eliane Aleixo Lustosa de Andrade	Director	August 26, 2024

*
Sheila Bair	Director	August 26, 2024

*
Carol M. Browner	Director	August 26, 2024

*
Bernardo Hees	Director	August 26, 2024

*
Michael Kobori	Director	August 26, 2024

*
Monica McGurk	Director	August 26, 2024

*
Kenneth Simril	Director	August 26, 2024

*
Henry W. Winship	Director	August 26, 2024

*
Mark N. Zenuk	Director and Chair of the Board of Directors	August 26, 2024

*By:	/s/ Lisa Ware-Alexander,
Lisa Ware-Alexander
as Attorney-in-Fact